EXHIBIT 5.1

LEGAL OPINION AND CONSENT OF TARAS R. PROCZKO

                                                            December 9, 2008,

Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606

Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Hartmarx Corporation, a Delaware corporation (the "Company"), and acting in such capacity, I have participated with the Company and its officers in the preparation for filing with the Securities and Exchange Commission (the "SEC") of the Registration Statement on Form S-8 covering 1,000,000 shares of the Company's common stock, $2.50 par value (the "Shares"), for offering pursuant to the Hartmarx Savings Investment and Stock Ownership Plan (the "Plan").  Such Shares may be (i) issued and outstanding shares of the Company's common stock acquired on the open market pursuant to the Plan, (ii) issued out of existing treasury shares of the Company's common stock or (iii) may be newly issued shares of the Company's common stock.

In connection with the filing of this Registration Statement, the rules and regulations of the SEC require my opinion as Senior Vice President, General Counsel and Secretary of the Company on the matters set forth below.

In rendering this opinion, I have examined and relied upon originals or copies, certified or otherwise, of:

(i)	the Restated Certificate of Incorporation and By-laws of the Company, each as amended to date;

(ii)	the Plan and all amendments thereto through the date hereof;

(iii)	the subject Registration Statement on Form S-8; and

(iv)
such other original and photostatic copies of documents, records and instruments, including minutes of meetings of the Board of Directors of the Company, as I have deemed necessary or appropriate for the purposes of rendering this opinion.

Hartmarx Corporation
December 9, 2008

In all of my examinations I have assumed the genuineness of all signatures on, and the authenticity of, all documents purporting to be originals and the conformity to originals of all photostatic copies of documents.

I am admitted to practice law in the State of Illinois, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, but only to the extent specifically referred to herein.

Based upon the foregoing, relying on the statements of facts contained in the documents examined, and in my capacity as Senior Vice President, General Counsel and Secretary of the Company, it is my opinion that, to the extent that the Shares are shares acquired through the Plan from the Company:

(1)	the Shares are duly authorized for issue; and

(2)	the Shares, if and when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement on Form S-8 and to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to such Registration Statement on Form S-8.

Very truly yours,

/s/ TARAS R. PROCZKO

TRP